UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 24, 2006

                          Lounsberry Holdings II, Inc.
             (Exact name of registrant as specified in its charter)

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
               Delaware                              0-51378                                51-0539828
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   (State or other jurisdiction of           (Commission File Number)       (I.R.S. Employer Identification No.)
            incorporation)
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 One Bella Drive, Westminster, Massachusetts                 01473
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   (Address of principal executive offices)                (Zip Code)

                90 Grove Street, Suite 204, Ridgefield, CT 06877
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                 (Former address of principal executive offices)

Registrant's telephone number, including area code: (978) 874-0591

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

      On February 24, 2006, Lounsberry Holdings II, Inc. (the "Company") acquired the stock of Ranor, Inc., a Delaware corporation ("Ranor"), pursuant to a stock purchase agreement dated as of August 17, 2005, by and among Ranor Acquisition LLC, a Delaware limited liability company ("Ranor Acquisition"), the former stockholders of Ranor, and Ranor, which agreement, as amended, is referred to as the "Ranor Agreement." In connection with the acquisition of Ranor pursuant to the Ranor Agreement:

      (a) The Company entered into a preferred stock purchase agreement (the "Preferred Stock Agreement") with Barron Partners LP, pursuant to which Barron Partners invested $2,200,000 for which the Company issued 7,719,250 shares of a newly-created series of preferred stock, designated as the series A preferred stock, and warrants (the "Warrants") to purchase an aggregate of 11,220,000 shares of common stock. The series A preferred stock is convertible into 7,719,250 shares of common stock, subject to adjustment.

      (b) The Company entered into a registration rights agreement (the "Barron Registration Rights Agreement") pursuant to which the Company agreed to register the shares of common stock issuable upon conversion of the Series A Preferred Stock and the Warrants pursuant to the Securities Act of 1933, as amended (the "Securities Act").

      (c) The Company entered into a stock redemption agreement with Capital Markets Advisory Group, LLC ("Capital Markets"), which was then the Company's principal stockholder, pursuant to which the Company purchased 928,000 shares of common stock from Capital Markets for $200,000, using the proceeds from the Preferred Stock Agreement.

      (d) The Company entered into an agreement (the "Acquisition Company Agreement") with Ranor Acquisition, the members of Ranor Acquisition, pursuant to which Ranor Acquisition assigned its obligations under the Ranor Agreement, the Company assumed the obligations of Ranor Acquisition under the Ranor Agreement and the Company issued 7,697,000 shares of common stock.

      (e) The Company entered into a stock subscription agreement pursuant to which the Company issued 1,700,000 shares of common stock.

      (f) Ranor entered into a loan and security agreement with Sovereign Bank pursuant to which the Company borrowed $4.0 million, for which the Company issued its term note, and Sovereign provided the Company with a $1.0 million revolving credit arrangement.

      (g) Ranor sold its real estate to WM Realty Management, LLC ("WM") for $3.0 million, and Ranor leased the real property on which its facilities are located from WM pursuant to a triple net lease. WM is an affiliate of the Company.

      (h) Ranor entered into a management agreement with Techprecision LLC, pursuant to which Techprecision would provide management services to Ranor.

The Ranor Agreement

      Pursuant to the Ranor Agreement, the Company acquired all of the outstanding capital stock and warrants of Ranor for a total purchase price of $9.25 million, less amounts paid to the holders of Ranor's outstanding debt. The debt was held by the preferred stockholders, and substantially all of the proceeds were applied to the payment of the debt. The Ranor agreement also provides that the Ranor stockholders may withdraw Ranor's cash in excess of $250,000 at the closing. The total amount paid pursuant to this provision was $813,000. At the closing, the Company deposited $925,000 of the purchase price into escrow as security for any damages which the Company may sustain as a result of a breach of the representations and warranties under the Ranor Agreement.

      The purchase price, including payment by Ranor of the notes, was paid from the net proceeds of the $4.0 million term loan from Sovereign ($3,953,317.47), the sale by Ranor of the real estate to WM ($3,000,000), the proceeds from the sale of the series A preferred stock ($1,129,182.53) and $240,000 from the cash remaining at Ranor after payment of the $813,000.

      Following the closing, the Company cancelled all of the outstanding preferred stock and warrants and all but 1,000 shares of Ranor's common stock.

Preferred Stock Agreement

      Pursuant to the Preferred Stock Agreement:

      o The Company sold to Barron Partners, for $2,200,000, (i) 7,719,250 shares of series A preferred stock and Warrants to purchase 5,610,000 shares of common stock at an exercise price of $.57 per share and 5,610,000 shares of common stock at an exercise price of $.855 per share. The terms of the series A preferred stock are set forth in "Item 5.03. Amendments to Articles of Incorporation or By-laws; Changes in Fiscal Year."

      o The Company agreed that it will have appointed such number of independent directors that would result in a majority of its directors being independent directors, that the audit committee would be composed solely of independent directors and the compensation committee would have a majority of independent directors. Failure of the Company to meet these requirements would results in the imposition of liquidated damages which are payable in cash or additional shares of series A preferred stock. As of the date of this report, the Company has satisfied this requirement.

      o The Company and Barron Partners entered into the Registration Rights Agreement.

      o The Certificate of Designation and the Barron Warrants provide that the series A preferred stock cannot be converted and Barron Warrants cannot be exercised if such conversion or exercise would result in the holder and its affiliates of more than 4.9% of the then outstanding number of shares of common stock on such date. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3. This limitation may not be modified or waived.

      o The Company's board of directors approved and agreed to submit to the Company's stockholders for their approval, an amendment to the Company's certificates of incorporation to provide that the terms and conditions of any rights, options and warrants approved by the board of directors may provide that any or all of such terms and conditions may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Company (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended absent such consent."

      o The warrants issued to the investors have a term of five years. In the event our EBITDA per share of common stock, as defined, for the fiscal year ended March 31, 2006, is less than $.06591 per share, the Exercise Price shall be reduced proportionately by up to 15%. The exercise price will be reduced by 15% if EBITDA per share $.04613 per share or lower. In the event our EBITDA per share of common stock for the fiscal year ended March 31, 2007, is less than $.08568 per share, the Exercise Price shall be reduced proportionately by up to 15%. The exercise price will be reduced by 15% if EBITDA per share $.05997 per share or lower.

      o The warrants also provide that, with certain exceptions, if the Company issues common stock at a price, or warrants or other convertible securities with an exercise or conversion price which is less than the exercise price of the warrants, the exercise price of the warrants will be reduced in accordance with a formula based on the exercise price or conversion price, as the case may be, of such other securities.

      o The Company reimbursed Barron Partners for its due diligence and other expenses in the amount of $50,000.

Barron Registration Rights Agreement

      Pursuant to the Barron Registration Rights Agreement, the Company agreed to file, within 60 days after the closing (February 24, 2006), a registration statement covering the common stock issuable upon conversion of the series A preferred stock and exercise of the Warrants. The failure of the Company to meet this schedule and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages, which are payable through the issuance of additional shares of series A preferred stock. If we fail to file a registration statement within 60 days of the closing or if the registration statement is not declared effective by the SEC on the first to occur of (i) 120 days following the date the registration statement is required to be filed, (ii) ten days following the receipt of a "No Review" or similar letter from the SEC or (iii) the third business day following the day the Company receives notice from the SEC that the SEC has determined that the Registration Statement eligible to be declared effective without further comments by the SEC. The Company is required to pay liquidated damages in shares of series A preferred stock, and not cash. The number of shares to be issued by the Company as liquidated damages is 2,540 shares of series A preferred stock for each day the Company has not complied with its registration requirements, up to a maximum of 1.4 million shares of series A preferred stock. If, at the time of a failure of the Company to maintain the effectiveness of the registration statement, the holder shall own less than the number of shares of series A preferred stock initially issued by the Company, the number of shares of series A preferred stock issuable per day shall be reduced proportionately.

Acquisition Company Agreement

      Pursuant to the Acquisition Company Agreement, Ranor Acquisition assigned the Ranor Agreement to the Company, and the Company assumed the obligations of Ranor Acquisition pursuant to the Ranor Agreement. In consideration for the assignment and for expenses of $115,000 advanced by Ranor Acquisition on behalf of the Company, the Company issued to the members of Ranor Acquisiton, an aggregate of 7,697,000 shares of common stock.

      The Acquisition Company Agreement provides that the Acquisition Company members, who received 7,697,000 shares of common stock may not sell these shares for a period of twelve months following the closing. Thereafter, none of the members shall sell more than 10% of his or her shares in the public market in the twelve-month period following the expiration of the lock-up period of more than an additional 10% of his shares during the following twelve-month period. Commencing January 31, 2007, the holders have demand and piggyback registration rights. The Company is not subject to any liquidated damages in the event that Company fails to satisfy its obligations to register the shares.

Subscription Agreement

      Pursuant to the Subscription Agreement, the Company sold 1,700,000 shares of common stock to an accredited investor for $500,000. Commencing January 31, 2007, the investor has demand and piggyback registration rights. The Company is not subject to any liquidated damages in the event that Company fails to satisfy its obligations to register the shares.

Stock Redemption Agreement

      Pursuant to an agreement dated February 24, 2006 between the Company and Capital Markets, which was then the Company's principal stockholder, the Company purchased 928,000, constituting 90.2% of the then outstanding shares of the Company's common stock, from Capital Markets for $200,000. The purchase price was paid from the proceeds of the sale of series A preferred stock to Barron Partners. In connection with that agreement, the Company agreed to include all of the then-outstanding shares of common stock in the first registration statement that the Company files after the closing.

Loan and Security Agreement

      Pursuant to the loan and security agreement with Sovereign Bank, Ranor borrowed $4.0 million on a term loan basis, for which it issued is its promissory note due March 1, 2013. Ranor pays interest at 9% per annum until February 28, 2011 and at prime plus 1 1/2% per annum thereafter. The note provides for quarterly payments of $142,857.14. Ranor is also required to utilize 50% of the excess its cash flow above the required 1.2 times the fixed charge coverage ratio to be applied to payments due on the Term Loan in the inverse order of maturity. Such amount shall be due on or before April 1, 2007 for the period ending March 31, 2007, and annually on July 1 of each year thereafter.

      Ranor also issued its revolving promissory note in the principal amount of $1.0 million. Ranor has the right to draw on this facility from time to time, based on a borrowing base formula. The note bears interest at the rate of prime plus 1 1/2%.

      Payment of the notes and Ranor's obligaitions under the loan agreement and the notes is secured by a security interest in substantially all of Ranor's assets, and is guaranteed by the Company. The Company's guaranty is secured by a pledge of the Ranor stock.

Sale and Leaseback of Real Property

      Ranor sold its real property to WM, an affiliate of the Company, for a purchase price of $3.0 million, and leased back from WM all of the property, except for three parcels which could be used for residential lots, pursuant to a triple net lease. The lease has a term of 15 years at an initial annual rental of $438,000, subject to an annual cost of living adjustment. Ranor has two five year options at a rental equal to the greater of the then current minimum annual rental or the fair rental. Ranor has a purchase option at the appraised value, but not less than the amount due to WM's lender, determined as provided in the lease. WM has a $3.3 million mortgage on the premises which matures on August 24, 2006. If Ranor exercises its option, it purchases all of the property owned by WM. In the event of a default by WM under its present mortgage, our monthly rent will increase to $39,000.

Management Agreement

      Pursuant to the management agreement, Ranor engaged Techprecision LLC as its manager. Techprecision is to provide the services of James G. Reindl as chairman, Andrew A. Levy for marketing support and analysis of long-term contracts and Martin M. Daube for marketing support. The management agreement has a term expiring on March 31, 2009, and provided for annual compensation at the rate of $200,000 per year. Neither Mr. Reindl, Mr. Levy nor Mr. Daube receives any additional compensation from Ranor for the services performed pursuant to the management agreement. In addition, if Ranor meets or exceeds performance criteria set by the compensation committee (which is to be composed of independent directors), Techprecision received a bonus equal to 2 1/2% of earnings before interest, taxes, depreciation and amortization after giving effect to the bonus.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Information in response to this Item 2.01 is keyed to the Item numbers of Form 10SB.

                                     Part I

Item 1.  Description of Business

                                     SUMMARY

      On February 24, 2006, the Company acquired Ranor pursuant to the Ranor Agreement, which is described under "Item 1.01. Entry into a Material Definitive Agreement."

      References to "we," "us," "our" and similar words refer to the Company and, where applicable, Ranor, which, as a result of the purchase of the Ranor stock because the Company's wholly-owned subsidiary in a transaction accounted for as a reverse acquisition. Prior to the effectiveness of the reverse acquisition these terms refer to Ranor.

      We produce large metal fabrications and perform precision machining operations for large military, commercial, nuclear, aerospace, shipbuilding and industrial customers. Our principal services are large metal fabrications, machining and engineering. Each of our contracts covers a specific product. We do not mass-produce any products or distribute such products on the open market. We render our services under "build to print" contracts with our contractors. However, we also help our customers to analyze and develop their projects for constructability by providing engineering and research and development services, for which we bill our customers.

      We are one of a small number of large precision metal fabrication companies located in the United States. However, only two others produce products in all industry sectors that we service. In recent years, the capital goods market experienced a slow down due to the industry over-build of product in the late 1990's. Additional contributions to the industry slow-down resulted from the events of September 11, 2001. However, based on recent project inquiries, recent projects awarded and current customer demands for our services, we believe the our market has rebounded.

      Although we provide manufacturing services to large governmental programs, we usually do not work directly for agencies of the United States government. Rather, we performs our services for large governmental contractors and large utility companies.

Organization; Merger

      On February 24, 2006, pursuant to the Ranor Agreement, we acquired all of the equity securities of Ranor. See "Item 1.01 Entry into Definitive Material Agreement." As a result of the acquisition of Ranor, our business is the business of Ranor. The stock purchase will be accounted for as a reverse acquisition. The accounting rules for reverse acquisitions require that beginning with the date of the merger, February 24, 2006, our balance sheet includes the assets and liabilities of Ranor and our equity accounts were recapitalized to reflect the net equity of Ranor. In addition, the Company's historical operating results will be the operating results of Ranor.

      Ranor has been in business since 1956, and was sold by its founders in 1999 to Critical Components Corporation, a subsidiary of Standard Automotive Corporation. From June 1999 until August 2002, Ranor was operated by Critical Components Corporation. In December 2001, Standard filed for protection under the Bankruptcy Code and operated under Chapter 11 until on or about the quarter ended June 30, 2002. Subsequently, all Standard's holdings were sold. In 2003, Ranor, then known as Rbran Acquisition, Inc., acquired the Ranor assets from the bankruptcy estate. Ranor is a Delaware corporation, founded in May 2002 under the name Rbran Acquisition, Inc. and changed its name to Ranor, Inc. in August 2002. Ranor's executive offices are located at One Bella Drive, Westminster, MA 01473, telephone (978) 874-0591. Ranor' website is http://www.ranor.com. Information on Ranor's website or any other website is not part of this current report on Form 8-K.

      The Company is a Delaware corporation, organized in 2005. Its executive offices are located at One Bella Drive, Westminster, MA 01473, telephone (978) 874-0591.

                                  RISK FACTORS

      An investment in our securities involves a high degree of risk. In determining whether to purchase our securities, you should carefully consider all of the material risks described below, together with the other information contained in this prospectus before making a decision to purchase our securities. You should only purchase our securities if you can afford to suffer the loss of your entire investment.

RISKS RELATING TO OUR BUSINESS

We may require additional financing for our operations.

      The Ranor agreement required us to pay our former stockholders all of our cash in excess of $250,000, and we used $240,000 of this amount to make payment to the former stockholders that were due under the Ranor Agreement. As a result, upon completion of the reverse acquisition, our cash position was $10,000. The only funding available to us, other than our cash flow from operations, is $1.0 million revolving credit line with Sovereign Bank. We cannot assure you that this facility will be sufficient to provide us with the funds necessary to enable us to perform our obligations under our contracts. Our failure to obtain any required financing could impair our ability to both serve our existing clients base and develop new clients and could result in both a decrease in revenue and an increase in our loss.

As a result of the reverse acquisition, our expenses will increase significantly.

      As a result of the reverse acquisition, our ongoing expenses have increased significantly, including expenses in compensation to Techprecision under its management agreement and ongoing public company expenses. Our failure to generate sufficient revenue, to reduce expenses or to obtain financing to cover our increased level of expenses could impair our ability to continue in business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management - Compensation" in this Item 2.01.

Our losses are continuing and we may not be able to operate provitably.

      We have shown losses for the fiscal years ended March 31, 2005 and 2004, and such losses have continued through the nine months ended December 31, 2005. We cannot assure you that we will be able to operate profitably, and the additional expenses which we are incurring as a result of our status as a reporting company under the Securities Exchange Act of 1934, as amended, may increase the difficulty in operating profitably.

Because all of our services are performed pursuant to special order contracts, we have no continuing source of revenue.

      We do not have long-term contracts with any customer, and major contracts with a small number of customers accounts for a significant percentage of our revenue. For the nine months ended December 31, 2005, our two largest customers accounted for approximately 40% of our revenue, and each of these customers accounted for less than 10% of our revenue in the fiscal year ended March 31, 2006. We must bid each contract separately, and when we complete a contract, there is generally no continuing source of revenue under that contract. As a result, we cannot assure you that we have a continuing stream of revenue. Our failure to generate new business on an ongoing basis would materially impair our ability to operate profitably.

Because a significant portion of our revenue is derived from services rendered from the defense, aerospace and related industries, our operating results may suffer from conditions affecting this market.

      Substantially all of our revenue is derived from customers in the defense, aerospace, nuclear, industrial and related industries. Our business may suffer from any budgeting, economic or other trends that have the effect of reducing the requirements for our services, including changes in federal budgeting which may reduce the budget of those agencies that either engage us directly or affect the contracts of private sector clients for whom we perform services as subcontractors under prime contracts with government agencies.

We face significant competition from both domestic and foreign sources.

      We face competition from a number of domestic and foreign companies, some of which are considerably larger and better capitalized than we are. For some of our products, such as commercial nuclear canisters and machine parts, we compete with foreign manufacturers, which have may have costs than we, which could impact our ability to make sales of these products.

Our operating results in future periods may vary from quarter to quarter, and, as a result, we may fail to meet the expectations of our investors and analysts, which may cause our stock price to fluctuate or decline.

      Our revenue and operating results have fluctuated from quarter to quarter significantly in the past. We expect that fluctuations in both revenue and net income will continue due to a variety of factors, many of which are outside of our control and which reflect the nature of our business. A substantial portion of our operating expenses is related to personnel costs, depreciation and rent which cannot be adjusted quickly and, therefore, cannot be easily reduced in response to lower revenue levels or changes in client requirements. Due to these factors and the other risks discussed in this current report on Form 8-K, you should not rely on period-to-period comparisons of our results of operations as an indication of future performance.

Our failure to meet our customers' requirement could result in decreased revenue, increased costs and negative publicity.

      Our products require the precision manufacturing of products to very exacting specifications which are required in the industries to which we market our services. Our failure to meet these specifications could result in both cost overruns on a particular contract and a loss of our reputation, which would significantly impair our ability to generate contracts.

As a government subcontractor we are subject to government regulations.

      We must comply with complex procurement laws and regulations. If a government review or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments and debarment from doing business with federal government agencies.

Because our contracts are generally awarded through a competitive bidding process, we cannot be assured of obtaining business.

      Our government subcontracts are usually awarded through a competitive bidding process which entails risks not present in other circumstances. We may spend substantial sums analyzing and preparing a bid and not be awarded a contract. Furthermore, we may not be given the opportunity to comment on the proposed terms of the bid, and it is possible that a bid may be tailored to meet the specifications of a competitor. Our failure to receive contracts on which we bid could significantly impair our ability to continue in business.

The terms on which we may raise additional capital may result in significant dilution and may impair our stock price.

      Because of both the absence of a public market for our common stock, the terms of our recent private placement and the number of outstanding warrants and the exercise price and other terms on which we may issued common stock upon exercise of the warrants, it may be difficult for us to raise additional capital if required for our present businesses and for any planned expansion. We cannot assure you that we will be able to get additional financing on any terms, and, if we are able to raise funds, it may be necessary for us to sell our securities at a price which is at a significant discount from the market price and on other terms which may be disadvantageous to us. In connection with any such financing, we may be required to provide registration rights to the investors and pay damages to the investor in the event that the registration statement is not filed or declared effective by specified dates. The price and terms of any financing which would be available to us could result in both the issuance of a significant number of shares and significant downward pressure on our stock price and could result in a reduction of the conversion price of the series A preferred stock and exercise price of the warrants held by the Barron Partners.

We may not be able to continue to grow through acquisitions.

      An important part of our growth strategy is to expand our business and to acquire other businesses, which may or may not be related to our current businesses. Such acquisitions may be made with cash or our securities or a combination of cash and securities. If our stock price is less than the exercise price of the outstanding warrants, it is not likely that that warrants will be exercised. To the extent that we require cash, we may have to borrow the funds or sell equity securities. The issuance of equity, if available, would result in dilution to our stockholders. We have no commitments from any financing source and we may not be able to raise any cash necessary to complete an acquisition. If we fail to make any acquisitions, our future growth may be limited. As of the date of this current report on Form 8-K, we do not have any agreement or understanding, either formal or informal, as to any acquisition.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

      If we make acquisitions, we could have difficulty integrating the acquired companies' personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the affect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

      o the difficulty of integrating acquired products, services or operations;

      o the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

      o the difficulty of incorporating acquired rights or products into our existing business;

      o difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

      o difficulties in maintaining uniform standards, controls, procedures and policies;

      o the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

      o the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

      o the effect of any government regulations which relate to the business acquired;

      o potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether of not successful, resulting from actions of the acquired company prior to our acquisition.

      Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Risks Related to our Common Stock and the Market for our Common Stock.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

      Our certificate of incorporation gives our board of directors the right to create new series of preferred stock. As a result, the board of directors has and in the future may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock and the certificate of designation relating to the series A restricts our ability to issue additional series of preferred stock, we may issue such shares in the future.

The issuance of shares through our stock compensation and incentive plans may dilute the value of existing stockholders.

      We may use stock options, stock grants and other equity-based incentives, to provide motivation and compensation to our officers, employees and key independent consultants. The award of any such incentives will result in an immediate and potentially substantial dilution to our existing stockholders and could result in a decline in the value of our stock price.

Shares may be issued pursuant to our stock plans which may affect the market price of our common stock.

      We may issue stock upon the exercise of options or pursuant to stock grants covering a total of 1,000,000 shares of common stock pursuant to our 2006 long-term incentive plan. We also intend to issue 133,000 shares of restricted stock to certain key employees. The exercise of these options and the sale of the underlying shares of common stock and the sale of stock issued pursuant to stock grants may have an adverse effect upon the price of our stock.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

      The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market as a result of Sarbanes-Oxley require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted all of these measures. Because none of our directors are independent directors, we do not have independent audit or compensation committees. We also are not in compliance with requirements relating to the distribution of annual and interim reports, the holding of stockholders meetings and solicitation of proxies for such meeting and requirements for stockholder approval for certain corporate actions. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

Failure to achieve and maintain effective internal controls in accordance with
Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

      Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We may be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires increased control over financial reporting requirements, including annual management assessments of the effectiveness of such internal controls and a report by our independent certified public accounting firm addressing these assessments. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

We do not anticipate paying dividends on our common stock.

      We are prohibited from paying dividends on our common stock while the series A preferred stock is outstanding.

Because there is no public market for our common stock, you may have difficulty selling common stock that you own.

      Although we are registered pursuant to the Securities Exchange Act of 1934, we have approximately 40 stockholders and there is no public market for our common stock. None of the presently outstanding shares of common stock may be sold except pursuant to an effective registration statement. We have agreed to file a registration statement to enable our stockholders to sell their shares, neither the filing of a registration statement nor the effectiveness of the registration statement will assure a public market for out common stock. Accordingly we cannot assure you that there will be any public market for our common stock.

Because we may be subject to the "penny stock" rules, you may have difficulty in selling our common stock.

      If a public market develops for our common stock and if our stock price is less than $5.00 per shares, our stock would be subject to the SEC's penny stock rules, which impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. These rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own.

      According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

      o Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

      o Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

      o "Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

      o Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

      o The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

As an issuer of "penny stock" the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

      Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any based upon an claim that the material provided by us, including this current report on Form 8-K, contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

Fluctuations in our operating results and announcements and developments concerning our business affect our stock price.

      Historically, there has been volatility in the market price for common stock of companies such as us. Our quarterly operating results, the number of stockholders desiring to sell their shares, changes in general economic conditions and the financial markets, the execution of new contracts and the termination or expiration of existing license agreements and other developments affecting us, could cause the market price of our common stock to fluctuate substantially. Further, since a majority of our operating expenses, particularly personnel and related costs, depreciation and rent, are relatively fixed in advance of any particular quarter, the underutilization of our technical personnel may cause significant variations in our operating results in any particular quarter and could result in losses for the quarter.

We cannot predict when or whether an active market for our common stock will develop.

      In the absence of an active trading market, you may have difficulty buying and selling or obtaining market quotations; the market visibility for our stock may be limited, and the lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

Our stock price may be affected by our failure to meet projections and estimates of earnings developed either by us or by independent securities analysts.

      Although we do not make projections relating to our future operating results, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected.

The registration and potential sale by our stockholders of a significant number of shares could encourage short sales by third parties.

      The number of shares of common stock that is subject to registration rights includes all of the 7,719,250 shares of common stock issuable on conversion of the series A preferred stock held by Barron Partners as well as the 11,220,000 shares of common stock issuable to Barron Partners upon exercise of its warrants, together with the 100,000 shares of common stock owned by our stockholders prior to the reverse acquisition. The significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

      If stockholders whose shares are being registered sell a significant number of shares of common stock, the market price of our common stock may decline. Furthermore, the sale or potential sale the offered shares and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources.

                           FORWARD-LOOKING STATEMENTS

      Statements in this current report on Form 8-K may be "forward-looking statements." Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this current report and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to our ability to generate business on an on-going business, to receive contract awards from the competitive bidding process, maintain standards to enable us to manufacture products to exacting specifications, enter new markets for our services, market and customer acceptance, our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this current report.

                                    BUSINESS

      We produce large metal fabrications and perform precision machining operations for large military, commercial, nuclear, aerospace, shipbuilding and industrial customers. Our principal services are large metal fabrications, machining and engineering. Each of our contracts covers a specific product. We fabricate nuclear grade steel casks, canisters and housings for the transportation and storage of radioactive materials; we produce large fabrications for Navy aircraft carriers, submarines and commercial vessels; and we manufactures pulp and paper machinery, gas turbine power generation equipment, oil refinery and utilities equipment. We are one of two companies currently capable of machining one-piece aluminum domes for Boeing's Delta III and Delta IV rocket programs. We do not mass-produce any products or distribute such products on the open market.

      We perform most of our service pursuant to "build to print" contracts, which means that we must manufacture products in accordance with very exacting specification. These contracts are generally awarded in a bidding process. Because of the nature of the products that we manufacture, there is a very low tolerance for error. We will also help our clients to develop their projects by providing engineering and research and development services. Periodically, we will also perform research and development services for our customers as part of a contract. However, the costs of such research and development work, is paid by the customer. Through this periodic development work we may develop the intellectual property to complete the project. In such cases when the work is complete, we will own this intellectual property. However, we do not possess any patents, trademarks, licenses, franchises, concessions or royalty agreements.

Products

      All of our products are built pursuant to contracts. Because we have lifting capacity up to 100 tons, we have the ability to manufacture very large products that must be fabricated in a single piece. The following are examples of recent manufacturing contracts.

      We have been the sole source for a major defense contractor for the manufacture of housings for the defense contractor's sonar system. This system is currently being retro-fitted onto the Navy's entire fleet of Los Angeles Class submarines. Future installations will go on Virginia Class and SSGN Class submarines.

      We presently provides machining services to a division of another major defense contractor. We produce primary shield tank heads, sonar system pods and fairings, and a variety of miscellaneous components.

      One of our customers provides a complete nuclear waste storage system to commercial nuclear power plants. We currently manufacture lifting equipment for this company.

      Another customer is currently involved in a variety of commercial nuclear reactor repair and overhaul projects. We manufactured several components needed to support this work.

Source of Supply

      Our operations are partly dependent on the availability of raw materials. The projects that we undertake are metal fabrications and machining of various traditional and special alloys such as inconel, titanium and high tensile strength steels, and the customer frequently provides us with the raw material. Some of these materials selected for given projects require long lead times to obtain. We have worked with a number of different metal suppliers over the years to obtain these materials, and currently works with such raw material suppliers as: Bethlehem Lukens Plate, Process Systems International and Joseph T Ryerson and Sons. We have multi-year relationships with these suppliers. Although some materials (due to their alloy compositions) require long lead times to obtain, we have never experienced a shortage of any of these materials.

Marketing

      A significant portion of our contracts result from the competitive bidding process, which are frequently limited to pre-qualified bidders. Most of our sales inquiries are from existing customers. We have a marketing team of six, including a sales manager and five technical personnel which markets our services as well as our qualifications to both existing and potential customers through personal contacts and trade shows. We also engage an independent sales representative.

Principal Customers

      We do not have long-term contracts with any customer, and major contracts with a small number of customers accounts for a significant percentage of our revenue. Our customers include many of the major domestic defense and aerospace companies. Because our services are rendered pursuant to separate contracts for separate projects, our customer mix changes significantly from year to year. Two customers accounted for more than 10% of our revenue in each of the nine months ended December 31, 2005 and the fiscal years ended March 31, 2005 and 2004. Our two largest customers for the nine months ended December 31, 2005 were the University of Rochester, from which we recognized revenue of approximately $3.0 million (21.6% of revenue), and BAE Systems, from which we recognized revenue of approximately $2.6 million (18.7%). For the year ended March 31, 2005, we recognized revenue of approximately $2.7 million (18.8%) from Transnuclear, Inc. and approximately $1.6 million (11.0%) from Battenfeld Gloucester Engineering, Inc. For the year ended March 31, 2004, we recognized revenue of approximately $2.3 million (21.1%) from Spincraft and approximately $1.8 million (16.9%) from BAE Systems. No other customer accounted for 10% or more of our revenue in any of those period.

Competition

      We face competition from a number of domestic and foreign manufacturers. No one company dominates the industry, although many of our competitors are larger, better known and have greater resources then we. Since many of our contracts are awarded through a bidding process, our ability to win an award is dependent upon a number of factors, including the price and our ability or perceived ability to manufacture the products in accordance with specifications and the customer's time requirements, for which our reputation as a quality manufacturer is crucial. For certain products, being a domestic manufacturer may be a factor. For other products, we may be undercut by foreign manufacturers who have a lower cost of production. Further, to the extent that the bidding proposal is based on specification which are provided by a competitor, we are at a disadvantage in seeking to obtain that contract.

Government Regulations

      Although we do not have any contracts with government agencies, some of our manufacturing services are provided as a subcontractor to a government contractor. As a result, we are subject to government procurement and acquisition regulations. Under these regulations, the government has the right of termination for the convenience of the government and certain renegotiation rights as well as a right of inspection. If a government review or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments and debarment from doing business with federal government agencies. Some of the work we perform for our customers are part of government appropriation packages, and therefore, subject to the Miller Act, requiring the prime contractors (our customers) to pay all subcontractors under contracted purchase agreements first.

Intellectual Property Rights

      We have no patent rights. In the course of our business we develop proprietary know-how for use in the manufacturing process. Although we have non-disclosure policies, we cannot assure you that we will be able to protect our intellectual property rights.

Personnel

      We currently employ 140 employees, of which 19 are administrative, eight are engineering and approximately 113 are manufacturing personnel. None of our employees is represented by a labor union, and we believe that are employee relations are good.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.

      You should read the following discussion together with Financial Statements and pro forma financial statements that are filed as exhibits to this current report on Form 8-K.

Overview

      We operate in one distinct business - fabrication, precision machining and engineering of metal products up to 100 tons. Most of the products are fabricated from raw metal plate or forgings. All materials used in the manufacturing of our products are acquired from raw material suppliers we have worked with for many years. Our clients are generally military, shipbuilding, national laboratories and industrial companies. Payment terms associated with each project often include progress payments and occasionally include deposits. Generally, payment terms are 30 to 45 days from the invoice date. A majority of the work we perform for our customers are generally part of government appropriation packages, and therefore, subject to the Miller Act, requiring the prime contractors (our customers) to pay all subcontractors under contracted purchase agreements first. Our revenues therefore are quite secure. Our gross margins are typical for the industry.

      These products are manufactured for our clients under a build-to-print scenario. Work is performed by our personnel under firm contracted purchase orders, for each project undertaken at the facility. Our work is contracted under terms that require down payments for the acquisition of materials. Additionally, depending on the length of a given project, some contracts require progress payments based on major milestones of work completed.

      From June 1999 until 2002, Ranor's business was conducted by a subsidiary of Standard Automotive Corporation. In December 2001, Standard filed for protection under the Bankruptcy Code and operated under Chapter 11. We acquired the Ranor assets from the bankruptcy estate. However, as a result of the bankruptcy, our customers were initially reluctant to use our services. In recent years, as both the market for our services has improved and we have demonstrated to our customers that we have both the financial and manufacturing ability to meet their specifications and time requirements, we have been able to improve both our revenue and our gross margin.

Critical Accounting Policies

      The preparation of the Company's financial statements conform to the generally accepted accounting principles in the United States and requires our management to make assumptions, estimates and judgments that effect the amounts reported in the financial statements, including all notes thereto, and related disclosures of commitments and contingencies, if any. We rely on historical experience and other assumptions we believe to be reasonable in making our estimates. Actual financial results of the operations could differ materially from such estimates. There have been no significant changes in the assumptions, estimates and judgments used in the preparation of our audited financial statements from the assumptions, estimates and judgments used in the preparation of our 2004 audited financial statements.

Revenue Recognition

      We derive revenues from (i) the fabrication of large metal components for our customers; (ii) the precision machining of such large metal components;
(iii) engineering services relating to the constructability of these products, and (iv) the installation of such components at the customers' locations when the scope of a given project requires such installations.

      Our cost containments system is set up to track our operations is the "units of delivery method," otherwise known as "work in process" method. Accordingly, income is recognized at the time at which a unit under contract is completed and delivered to the customer. We have a firm purchase order or contract for each project we undertake. Contracts for work to be performed are negotiated per project and sometimes require a customer deposit to begin such work. We generally use the customer's deposit to purchase the necessary raw material for the project. Depending on the length of the project, we could require progress payments based on milestones of completion as stipulated in the contract. Such deposits and progress payments are treated as offsets to costs incurred on uncompleted contracts.

Income Taxes

      Our fiscal year ends on March 31st. We provide for federal and state income taxes currently payable, as well as those deferred because of temporary differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable and or settled. The effect of the change in the tax rates is recognized as income or expense in the period of the change. A valuation allowance is established, when necessary, to reduce deferred income taxes to the amount that is more likely than not to be realized. As of March 31, 2005, we had net operating loss carry-forwards approximating $3,470,000. Pursuant to Section 382 of the Internal Revenue Code, utilization of these losses may be limited in the event of a change in control, as defined in the Treasury Regulations. The change in ownership resulting from our acquisition of Ranor will limit our ability to use the loss carryforwards.

New Accounting Pronouncements

      In November 2004, the FASB issued SFAS No. 151 "Inventory Costs, an amendment of Accounting Research Bulletin ("ARB") No. 43, Chapter 4." The amendments made by Statement 151 clarify that, abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during the fiscal years beginning after June 15, 2005.

      In December 2004, The FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions" ("SFAS 153"). The amendments made by SFAS 153 as based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided for an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carry over basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transaction. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provision of this statement shall be applied prospectively.

      In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment." Statement 123R will provide investors and other users of financial statements with more complete financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123R covers a wide range of share-based compensation arrangements including stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee stock purchase plans. Statement 123R replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities that are small business issuers will be required to apply Statement 123R as of the first interim or annual reporting period that begins after December 15, 2005, which, for us, will be the quarter beginning April 1, 2006. Prior to the reverse acquisition, we did not grant any options or equity-based incentives. To the extent that we grant such options or other equity-based incentives, the value thereof will be included an a general and administrative expense.

      We expect that the adoption of the foregoing new statements will not have a significant impact on our financial statements.

Results of operations

      The following table sets forth our statements of operations for the nine months ended December 31, 2005 and 2004 and the years ended March 31, 2005 and 2004, as a percentage of revenue:

                                                              Nine Months Ended December 31,        Fiscal Year Ended March 31,
                                                              ------------------------------        ---------------------------
                                                                     2005              2004            2005           2004
                                                                     ----              ----            ----           ----
Sales                                                              100.0%            100.0%          100.0%         100.0%
Cost of sales(1)                                                    83.8%             88.6%           85.7%          89.2%
Gross profit                                                        16.2%             11.4%           14.3%          10.8%
Selling, general and administrative costs                           10.4%             11.6%           11.7%          11.9%
Earnings before interest, taxes, depreciation,                       5.8%             -0.2%            2.7%          -4.7%
amortization and cumulative change in accounting
principle
Interest expense (net)                                               6.1%              7.9%            7.8%           9.9%
Depreciation                                                         2.3%              2.9%            2.9%           3.6%
Cumulative effect of change in accounting                              0%                0%              0%           0.5%
principle
Income taxes                                                            *                 *               *              *
Net income                                                          -2.5%            -11.0%           -8.0%         -18.8%

*        Less than 0.5%

(1) Cost of sales does not include depreciation or amortization.

Nine Months Ended December 31, 2005 and 2004

      Sales in the nine months ended December 31, 2005 (the "December 2005 period") increased $3,175,471, or 30%, to $13,713,739, compared to $10,538,268 for the nine months ended December 31, 2004 (the "December 2004 period"). This increase reflected both an improvement in the market for our services following a downturn in this market in response to the events of September 11, 2001 and a continued acceptance of us as a supplier following the bankruptcy of Standard Automotive.

      Our cost of sales for the December 2005 period increased $1,852,404, to $11,494,666, an increase of 19%, from $9,642,262 in the December 2004 period. This increase was significantly less than the increase in sales, resulting in an improvement in the gross margin from 8.5% to 16.2%. The increase resulted from more efficient operations. In the December 2004 period, we were not able to utilize our manufacturing personnel efficiently, since we were staffed to manufacture more products than we had orders. As a result, our direct labor, as a percentage of sales, decreased from 23.7% to 19.7%.

      Selling, administrative and other expenses for the December 2005 period were $1,421,605, compared to $1,220,311 for the first nine months of 2004, an increase of $201,294, or 16%. Significant components of selling, general and other expenses for the December 2005 period includes $1,080,085 of salaries and related payroll taxes, $53,935 of travel and entertainment expenses and $65,445 for legal, consulting and accounting fees. The increase in selling, general and administrative also reflected payroll costs resulting, in part, from the employment of one of the former Ranor stockholders as our president.

      The Company's interest expense during the December 2005 period was $840,849 compared to $841,065 for the December 2004 period.

      As a result of the foregoing, our net loss for the December 2005 period was $347,870, as compared to a loss of $1,163,678 for the December 2004 period.

Fiscal Years Ended March 31, 2005 and 2004

      Sales for the fiscal year ended March 31, 2005 ("fiscal 2005") increased $3,337,065, or 31%, to $14,269,982, compared to $10,932,917 for the fiscal year ended March 31, 2004 ("fiscal 2004"). This increase, like the increase in sales for the December 2005 period, reflected both an improvement in the market for our services following a downturn in this market in response to the events of September 11, 2001 and a greater acceptance of us as a supplier following the bankruptcy of Standard Automotive.

      Our cost of sales for fiscal 2005 period increased $2,483,370, or 24%, from 10,148,270 to 12,631,640. This increase was less than the increase in sales, resulting in an improvement in the gross margin from 7.2% to 11.5%. The increase resulted from more efficient operations, although we continued to have operating inefficiencies during fiscal 2004 as a result of our level of sales. As a result, our direct labor, as a percentage of sales, decreased from 25.71% to 21.83%

      Selling, administrative and other expenses for fiscal 2005 were $1,664,847, compared to $1,691,748 for fiscal 2004, a decease of $26,901, or 2
%. Significant components of selling, general and other expenses for the fiscal 2005 period include $1,203,273 of salaries and related payroll taxes, $32,748 of travel and entertainment expenses and $169,390 for legal, consulting and accounting fees.

      The Company's interest expense was unchanged from fiscal 2004 to fiscal 2005.

      During fiscal 2004 we had an accounting change related to the manner in which we recognize revenue in the amount of $56,142. There was no comparable charge in fiscal 2005.

      As a result of the foregoing, our net loss for fiscal 2005 was $1,143,800, as compared to a loss of $2,055,304 for fiscal 2004.

Liquidity and Capital Resources

      At December 31, 2005, we had working capital of approximately $3,316,050, including $777,950 of cash. Pursuant to the Ranor Agreement, which was closed on February 24, 2006, we were required to pay the former stockholders of Ranor an amount equal to our cash position in excess of $250,000. We also paid $240,000 of the remaining cash as part of the purchase price due to the former stockholders, which reduced our cash balance to $10,000. The total amount paid to the former Ranor stockholders was $1,053,000, comprised of $813,000, being the cash in excess of $250,000, and $240,000, being a payment from the remaining cash.

      In the December 2005 period, we had negative cash flow from operations of $363,965, which is a significant improvement from a negative cash flow from operations of $900,595 for the year ended March 31, 2005. We attribute this improvement to our ability to increase both our revenue and gross margin in the December 2005 period as described under "Results of Operations." However, as a result of the reverse acquisition, we have additional expenses, including $200,000 pursuant to a management agreement with Techprecision, as well as additional expenses which we will incur as a public company. Offsetting these cost increases is the elimination of compensation that was paid to the former stockholders of Ranor.

      In the normal course of our business, we required funds to enable us to complete our contracts. While we generally receive a deposit, we typically use that deposit to purchase raw materials required for the contract, and fund our operations from working capital. Contemporaneously with the reverse acquisition, we entered into an agreement with Sovereign Bank pursuant to which we borrowed $4,000,000 on a term loan basis, and we obtained a $1,000,000 revolving credit facility. We used the net proceeds from the $4,000,000 term loan to pay a portion of our obligations to the former Ranor stockholders under the Ranor Agreement. While we believe that the $1,000,000 revolving credit facility and our cash flow from our operations should be sufficient to enable us to satisfy our cash requirements at least through the end of 2006, it is possible that we may require additional funds. We have no commitment from any party for additional funds, and the terms of our agreement with Barron Partners may impair our ability to raise capital in the equity markets.

Item 3. Description of Property.

      We lease from WM, an approximately 136,000-square foot office and manufacturing facility at One Bella Drive, Westminster, Massachusetts 01473, pursuant to a 15-year lease that expires February 28, 2021, at an annual rental of $438,000, subject to annual escalations. The lease provides for two five-year extension and a purchase option at appraised value. We sold the real estate to WM contemporaneously with the reverse acquisition for $3.0 million. In connection with WM's financing of the real estate, we agreed to an increase in the rental in the event of a default by WM under its mortgage.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

      The following table provides information as to shares of common stock beneficially owned as of February 28, 2006 by:

      o     each director;

      o     each officer named in the summary compensation table;

      o each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and

      o     all directors and executive officers as a group.

                                      Shares of Common Stock
Name                                       Beneficially Owned      Percentage
----                                       ------------------      ----------

James G. Reindl                                     2,945,300           29.6%
One Bella Drive
Westminster, MA 01473

Andrew A. Levy                                      2,925,300           29.3%
900 Third Avenue
New York, New York 10022

Stanoff Corporation                                 1,700,000           17.1%
805 Third Avenue
New York, NY 10022

Robert Lifton                                       1,000,000           10.0%
805 Third Avenue
New York, NY 10022

Howard Weingrow                                     1,000,000           10.0%
805 Third Avenue
New York, NY 10022

Stanley A. Youtt                                      796,000            8.0%
One Bella Drive
Westminster, MA 01473

Martin M. Daube                                       741,400            7.4%
20 West 64th Street
New York, NY 10023

Larry Steinbrueck                                     204,000            2.0%

Michael Holly                                          85,000               *

Louis A. Winoski                                          -0-             -0-

All officers and directors as a group (five         4,040,300           40.5%
individuals owning stock)

*     Less than 1%

      Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise or warrants or options or upon conversion of convertible securities if they are exercisable or convertible within 60 days of February 28, 2006.

      The shares owned by Andrew A. Levy represent 2,675,300 shares of common stock owned by him and 250,000 shares of common stock owned by Redstone Capital Corporation, of which Mr. Levy is president and sole stockholder.

      Robert Lifton and Howard Weingrow each own a 50% interest in Stanoff Corporation. The 1,000,000 shares of common stock beneficially owned by each of them represents 150,000 shares of common stock owned in his individual name and 50% of the 1,700,000 shares of common stock owned by Stanoff Corporation.

      Stanley A. Youtt has an agreement with Mr. Levy, Mr. Reindl and Mr. Daube pursuant to which they will transfer to Mr. Youtt an aggregate of 796,000 shares of common stock in the event that we do not make an acquisition meeting certain agreed-upon criteria within one year from February 24, 2006, the date we acquired Ranor.

      Barron Partners owns shares of series A preferred stock and warrants which, if fully converted or exercised, would result in ownership of more than 5% of our outstanding common stock. However, the series A preferred stock may not be converted and the warrants may not be exercised if such conversion would result in Barron Partners owning more than 4.9% of our outstanding common stock. This limitation may not be waived. As a result, Barron Partners does not beneficially own 5% or more of our common stock.

Item 5. Directors and Executive Officers, Promoters and Control Persons.

Directors and Executive Officers

       Name             Age       Position
James G. Reindl         47        Chairman and chief executive officer
Mary Desmond            42        Chief financial officer and secretary
Stanley A. Youtt        59        Director; president and chief executive
                                   officer of Ranor
Michael Holly(1)        59        Director
Larry Steinbrueck(1)    54        Director
Louis A. Winoski(1)     59        Director

(1)   Member of the audit and compensation committees.

      Mr. Reindl has been a director, chairman and chief executive officer since February 2006. Mr. Reindl is president of Techprecision, LLC, a company that was formed in 2002 to acquire, manage and develop smaller to mid-sized companies in the aerospace, military and precision manufacturing industry sectors. Techprecision has a management agreement with us, and Mr. Reindl devotes substantially all of his business time and attention to our business. From February 1999 until February 2002, Mr. Reindl was president and chief executive officer of Critical Components Corporation, an aerospace subsidiary of Standard Automotive Corporation. During that period, Ranor was a wholly-owned subsidiary of Critical Components. Mr. Reindl received his Bachelor of Science degree in mechanical aerospace engineering from the University of Delaware.

      Ms. Desmond has been our chief financial officer since February 2006, and she has been the chief financial officer of Ranor since 1998. Ms. Desmond obtained her Bachelor of Science degree in accounting from Franklin Pierce College and she received her Masters of Business (MBA) from Fitchburg State College.

      Mr. Youtt has been a director since March 2006, and he has been chief executive officer of Ranor since 2000. Mr. Youtt received a Bachelor of Science degree in naval architecture and marine engineering from the University of Michigan and Masters Degree in civil engineering (applied mechanics) from the University of Connecticut.

      Mr. Holly has been a director since March 2006. Since 2004, Mr. Holly has been a private investor and consultant. From 1996 until 2004, Mr. Holly was managing director of Safeguard International Fund, L.P., a private equity fund of which Mr. Holly is a founding partner. Mr. Holly has a Bachelor of Science degree in economics from Mount St. Mary's College.

      Mr. Steinbrueck has been a director since March 2006. Since 1991, Mr. Steinbrueck has been president of MidWest Capital Group, an investment banking firm. Mr. Steinbrueck has a Bachelor of Science degree in business and a Masters in Business Administration from the University of Missouri.

      Mr. Winoski has been a director since March 2006. Since August 2005, Mr. Winoski has been a consultant to Garner CAD Technic GmbH, an aerospace engineering and design services company. From August 2004 to August 2005, Mr. Winoski was managing director, chairman of the board and member of the holding company board for RSM Fabrications Ltd., a fabricator of aerospace products. From March 2002 until July 2004, Mr. Winoski was a consultant and director of global marketing for PFW GmbH, a producer of components for commercial aircraft. From December 1999 to February 2002, Mr. Winoski was president and chief executive officer of Tubetronics Inc., a producer of spare parts for Boeing commercial aircraft and other aerospace products. Mr. Winoski is also managing partner of Homeric Partners, LLC, a management consulting business. Mr. Winoski has a Bachelor of Science degree in industrial and systems management engineering from Pennsylvania State University.

Board Committees

         The board of directors has two committees, the audit committee and the compensation committee. Michael Holly, Larry Steinbrueck and Louis Winoski, each of whom is an independent director, are the members of both committees. Mr. Holly is the audit committee financial expert.

Item 6.  Executive Compensation.

                           SUMMARY COMPENSATION TABLE

         Prior to the reverse merger, we did not pay any compensation to any executive officers. Set forth below is information for the fiscal year ended March 31, 2005 for Ranor's chief executive officer and for our other executive officers whose salary for the fiscal year was at least $100,000.

                                                                      Other
Name and Position                          Year        Salary     Compensation
-----------------                          ----        ------     ------------
Stanley A. Youtt, chief executive          2005      $198,016              -0-
officer
Jeffrey Lippincott, Secretary              2005       150,000              -0-
Daniel Justicz, Treasurer                  2005       150,000              -0-

      Mr. Lippincott and Mr. Justicz are former stockholders of Ranor and are no longer employed by us or Ranor.

Employment Agreement

      In February 2006, Ranor entered into an employment agreement with Stanley
A. Youtt pursuant to which he would serve as our chief executive officer for a term of three year term ending on February 28, 2009. Pursuant to the agreement, we pay Mr. Youtt salary at the annual rate of $200,000. Mr. Youtt is also eligible for performance bonuses based on financial performance criteria set by the board. In the event that we terminate Mr. Youtt's employment without cause, we are required to make a lump-sum payment to him equal to his base compensation for the balance of the term and to provide the insurance coverage that we would provide if he remained employed.

Management Agreement

      Pursuant to a management agreement with Techprecision LLC, we engaged Techprecision to manage our business through March 31, 2009. The agreement provides that we pay Techprecision an annual management fee of $200,000 and a performance bonus based on criteria determined by the compensation committee. Mr. Reindl is the manager of Techprecision, and he, Andrew A. Levy and Martin M. Daube are the members of Techprecision. The agreement provides that Techprecision will provide the services of Mr. Reindl at chairman, Mr. Levy for marketing support and analysis of long-term contracts and Mr. Daube for marketing support. None of the members of Techprecision receive any additional compensation from us.

2006 Long-Term Incentive Plan

      In February 2006, we adopted, subject to stockholder approval, the 2006 long-term incentive plan covering 1,000,000 shares of common stock. The plan provides for the grant of incentive and non-qualified options, stock grants, stock appreciation rights and other equity-based incentives to employees, including officers, and consultants. The 2006 Plan is to be administered by a committee of not less than two directors each of which is to be an independent directors. In the absence of a committee, the plan is administered by the board of directors. Independent directors are not eligible for discretionary options. However, each newly elected independent director receives at the time of his election, a five-year option to purchase 25,000 shares of common stock at the market price on the date of his or her election. In addition, the plan provides for the annual grant of an option to purchase 5,000 shares of common stock on July 1st of each year, commencing July 1, 2007. Pursuant to this plan, we granted incentive stock options to our three independent directors -- Michael Holly, Larry Steinbrueck and Louis Winoski. The options are subject to stockholder approval of the 2006 Plan.

      We also have reserved 133,000 shares of common stock for issuance to key managerial employees as restricted stock grants.

Item 7. Certain Relationships and Related Transactions.

      In connection with the reverse acquisition, we sold the real property on which our facilities are located to WM for $3.0 million. WM is a special purpose entity which was created in order to acquire the real estate. WM is beneficially owned by Newvision Westminster LLC, of which Andrew A. Levy, a principal stockholder and a member of Techprecision, is the manager and a 69% beneficial owner. Mr. James G. Reindl, our chairman, chief executive officer and a director, is a 10% beneficial owner of Newvision. Larry Steinbreuck and Michael Holly, who are directors, own 1.2% and 0.5% respectively. Other principal stockholders who are members of Newvision are Stanoff Corporation (10%) and Martin Daube (7.8%). The property that we sold includes the real estate on which our facilities are located and three potential residential lots, which are presently vacant. We lease the real estate on which our facilities are located (and not the potential residential lots) pursuant to a triple net lease at an current annual rental of $438,000, subject to escalation. See "Item 3. Description of Property" for information relating to this lease. Although we believe that the terms of the sale and the lease are fair to us, the purchase price is less than the appraised value of the property and the terms of neither the sale nor the lease were negotiated at arms length. The purchase price was based largely upon the maximum amount that WM could borrow and reflected the fact that the use of the real estate as a manufacturing facility would not be considered the best use of the property.

      In connection with the mortgage on the real estate, Mr. Levy and Mr. Reindl gave the mortgagee their personal limited guarantee and an environmental guaranty. The limited guaranty is triggered by certain defaults by WM under its mortgage.

      In connection with the mortgage, we paid certain of WM's costs and expenses of approximately $150,000, which amount is payable by WM within three years.

      Prior to the completion of the reverse acquisition, Techprecision advanced us $120,000 for expenses relating to the reverse acquisition. These expenses were paid in February 2006.

      Mr. Stanley A. Youtt was a common stockholder of Ranor. Pursuant to the Ranor Agreement, he, along with the other former Ranor stockholders, sold his Ranor stock to us. Since the consideration paid was used to pay debt and the preference of the preferred stockholders, the total amount paid to Mr. Youtt was $700.

Item 8. Description of Securities.

      We are authorized to issue 90,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share. As of February 28, 2006, we had we 17,686,259 shares of common stock and 7,719,250 shares of series A preferred stock outstanding.

      The following summary of certain provisions of our common stock, preferred stock, certificate of incorporation and by-laws is not intended to be complete. It is qualified by reference to the provisions of applicable law and to our certificate of incorporation and by-laws.

Common Stock

      Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Pursuant to the certificate of designation relating to the series A preferred stock, we are prohibited from paying dividends on our common stock while the preferred stock is outstanding. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

      Our certificate of incorporation gives our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. Except for the series A preferred stock, we have no present plans to issue any shares of preferred stock.

Series A Preferred Stock

      The certificate of designation for the series A preferred stock provides that:

      o Each share of series A preferred stock is convertible into two shares of common stock.

      o If, while Barron Partners owns shares of series A preferred stock, we issues common stock at a price, or options, warrants or other convertible securities with a conversion or exercise price less than the conversion price (initially $.285 per share), with certain specified exceptions, the number of shares issuable upon conversion of one share of series B preferred stock is adjusted to reflect a conversion price equal to the lower price.

      o If our earnings before interest, taxes, depreciation and amortization, computed as provided in the Preferred Stock Agreement ("EBITDA") per share for the fiscal year ended March 31, 2006, are less than $0.06591 per share, the conversion price shall be reduced proportionately by up to 15%. The full 15% adjustment will be made if EBITDA per share is $.04613 or less.

      o If our EBITDA per share for the fiscal year ended March 31, 2007, are less than $.08568 per share, the conversion price shall be reduced proportionately by up to 15%. The full 15% adjustment will be made if EBITDA per share is $.05997 or less.

      o No dividends are payable with respect to the series A preferred stock.

      o While the series A preferred stock is outstanding, we may not pay dividends on or redeem shares of common stock.

      o Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the series A preferred stock are entitled to a preference of $.285 per share before any distributions or payments may be made with respect to the common stock or any other class or series of capital stock which is junior to the series A preferred stock upon voluntary or involuntary liquidation, dissolution or winding-up.

      o The holders of the series A preferred stock have no voting rights. However, so long as any shares of series A preferred stock are outstanding, we shall not, without the affirmative approval of the holders of 75% of the outstanding shares of series A preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the series A preferred stock or alter, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the series A preferred stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock,
            (c) amend its certificate of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of series A preferred stock, or (e) enter into any agreement with respect to the foregoing.

      o The holders of the series A preferred stock may not convert the series A preferred stock to the extent that such conversion would result in the holders owning more than 4.9% of the outstanding Common Stock. This limitation may not be amended or waived.

Proposed Amendment to our Certificate of Incorporation

      Pursuant to the Preferred Stock Agreement with Barron Partners, our board of directors approved, and authorized the submission to stockholders at the next annual or special meeting, an amendment to our certificate of incorporation to add the following provision:

      "The terms and conditions of any rights, options and warrants approved by the Board of Directors may provide that any or all of such terms and conditions may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Corporation (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended absent such consent."

Delaware Law and Certain Charter and By-law Provisions

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock.

      Our certificate of incorporation contains certain provisions permitted under Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances where such liability may not be eliminated under applicable law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law.

                                     PART II

Item 1. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

      There is no public marker for our common stock, and we have not paid dividends. Our agreement with Barron Partners and the certificate of designation relating to the series A preferred stock prohibit our payment of dividends while shares of series A preferred stock are outstanding.

      As of February 28, 2006, we had approximately 50 stockholders of record. At that date, we had 17,686,259 shares of common stock outstanding, none of which may be sold pursuant to Rule 144. The 100,000 shares that were outstanding prior to the reverse acquisition were issued at a time when we were a shell company, and those shares, under an interpretation from the SEC relating to shares issued by a shell company, may not be sold pursuant to Rule 144, and must be registered for sale.

      As of February 28, 2006, we had the following shares of common stock reserved for issuance:

      o 7,719,250 shares issuable upon conversion of the series A preferred stock.

      o 11,220,000 shares issuable upon exercise of the warrants issued to Barron Partners.

      o 1,000,000 shares issuable upon exercise of stock options or other equity-based incentives pursuant to our 2006 long-term incentive plan, which is subject to stockholder approval.

      o 133,000 shares to be issued as restricted stock grants to key employees.

Equity Compensation Plan Information

      The following table summarizes the equity compensation plans under which our securities may be issued as of February 28, 2006.

                                           Number of securities to be     Weighted-average          Number of securities
                                           issued upon exercise of        exercise price of         remaining available for
                                           outstanding options and        outstanding options and   future issuance under
      Plan Category                        warrants                       warrants                  equity compensation plans
      -------------                        --------                       --------                  -------------------------
Equity compensation plans approved by            -0-                                --                          --
security holders

Equity compensation plan not approved by      75,000                         $.285                    1,208,000
security holders

      The 2006 long-term incentive plan was approved by the board of directors, subject to stockholder approval, and the outstanding options are subject to stockholder approval of the plan. The plan has not yet been submitted to the stockholders for their approval. We also have a plan for the issuance of 133,000 shares of commons stock to key employees as restricted stock grant.

Item 2. Legal Proceedings.

      We are not a defendant in any material legal proceedings.

Item 3. Changes in and Disagreements with Accountants.

      See Item 4.01 of this Form 8-K for information relating to the change in our independent accountants.

Item 4. Recent Issuances of Unregistered Securities.

      See Item 3.02 of this Form 8-K for information relating to recent issuances of unregistered securities.

Item 5. Indemnification of Officers and Directors.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

      Our Certificate of Incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

      The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

      Our certificate of incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director existing at the time of such repeal or modification.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    PART F/S

      Reference is made to the filings by Lounsberry on Form 10SB-A and 10-QSB for Lounsberry's financial statements.

      The financial statements of Ranor begin on Page F-1.

      The pro forma financial information is filed as Exhibit 99.X to this Form 8-K.

                                    PART III

      The exhibits are listed and described in Item 9.01 of this Form 8-K.

Item 3.02. Unregistered Sale of Equity Securities.

      In January 2006, we sold 8,000 shares of common stock to 40 investors in a private placement, from which we received proceeds of $2,000.

      On February 24, 2006, we issued the following securities:

      o Pursuant to the Preferred Stock Agreement, we sold to Barron Partners for $2,200,000, (i) 7,719,250 shares of series A preferred stock, and (ii) warrants to purchase 11,220,000 shares of common stock, of which warrants to purchase 5,610,000 shares have an exercise price of $.55 per share, warrants to purchase 5,610,000 shares have an exercise price of $.855 per share.

      o Pursuant to the Acquisition Company Agreement, we issued to the former members of Ranor Acquisition an aggregate of 7,697,000 shares of common stock.

      o Pursuant to a subscription agreement, we issued 1,700,000 shares of common stock for $500,000.

      o Pursuant to restricted stock agreements, we issued 470,000 shares of common stock to six accredited investors, for services rendered.

      No broker was involved in connection with any of the foregoing transactions.

      The foregoing issuances were exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D of the SEC thereunder.

      The conversion rights of the holders of the series A preferred stock are described in "Item 2.01. Completion of Acquisition or Disposition of Assets" under "Item 8. Description of Securities."

      The rights of the holders of the warrants are described "Item 1.01. Entry into a Material Definitive Agreement."

Item 5.01 Changes of Control of Registrant.

      The reverse merger with Ranor resulted in a change of control. For information concerning our current officers and directors, see "Item 5. Directors and Executive Officers, Promoters and Control Persons" under "Item
2.01. Completion of Acquisition or Disposition of Assets." For information on stock holdings by our officers, directors and principal stockholders, see "Item
4. Security Ownership of Certain Beneficial Owners and Management" under "Item
2.01. Completion of Acquisition or Disposition of Assets."

      The current directors and officers were elected in connection with the reverse acquisition.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

      If February 2006, we elected our present directors and officers. Information concerning our officers and directors is disclosed in "Item 5. Directors and Executive Officers, Promoters and Control Persons" under "Item
2.01. Completion of Acquisition or Disposition of Assets."

Item 5.03. Amendment to Certificate of Incorporation or Bylaws; Change in Fiscal Year.

      On February 24, 2006, we filed a certificate of designation setting forth the rights, preferences, privileges and limitations of the holders of our series A preferred stock. See the caption "Series A Preferred Stock" in "Item 8. Description of Securities" under "Item 2.01. Completion of Acquisition or Disposition of Assets" for information concerning the rights of the holders of the series A preferred stock.

      On February 24, 2006, our board of directors has approved, subject to stockholder approval, an amendment to our certificate of incorporation to include the following provision:

      "The terms and conditions of any rights, options and warrants approved by the Board of Directors may provide that any or all of such terms and conditions may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Corporation (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended absent such consent."

      On March 2, 2006, we changed our fiscal year to the fiscal year ended March 31. The change in fiscal year will be reflected in our Form 10-KSB for the fiscal year ended March 31, 2006. The change of fiscal year results from our acquisition of Ranor in February 2006 in a transaction accounted for as a reverse acquisition. As a result, Ranor is the accounting acquiring entity, and our historical financial statements will reflect the operations of Ranor, as if Ranor had made the acquisition. We will also file a Form 10-KSB for the year ended December 31, 2005 which will include the audited financial statements for our business as it existed at December 31, 2005. The audited financial statements for Ranor for the fiscal years ended March 31, 2005 and 2004 and the unaudited financial statements for Ranor for the nine months ended December 31, 2005 and 2004 are included in this Form 8-K.

Section 5.06 Change in Shell Company Status.

      As a result of the reverse merger with Ranor, we are no longer a shell company.

      See "Item 1.01 Entry into a Material Definitive Agreement" for information relating to the agreements pursuant to which the reverse merger was consummated and financed and "Item 2.01 Completion of Acquisition or Disposition of Assets" for a description of our business following the completion of the reverse merger.

Item 9.01 Financial Statements and Exhibits.

      (a)   Financial statements of Ranor. See Page F-1.

      (b)   Pro forma financial information. See Exhibit 99..

      (c)   See (a) and (b) of this Item 9.01.

      (d)   Exhibits

      2.1   Stock purchase agreement
      3.1   Certificate of Designation for the Series A Convertible Preferred
            Stock
      4.1 Loan and security agreement dated February 24, 2006, between Ranor and Sovereign Bank
      4.2   Guaranty from the Registrant to Sovereign Bank
      4.3   Form of warrant issued to Barron Partners LP
     99.1 Preferred stock purchase agreement dated February 24, 2006, between the Registrant and Barron Partners, LP
     99.2 Registration rights agreement dated February 24, 2006, between the Registrant and Barron Partners LP
     99.3 Agreement dated February 24, 2006, among the Registrant, Ranor Acquisition LLC and the members of Ranor Acquisition LLC.
     99.4   Subscription Agreement dated February 24, 2006
     99.5 Registration rights provisions pursuant to the agreements listed in Exhibits 99.3 and 99.4
     99.6   Employment agreement between the Registrant and Stanley Youtt
     99.7 Management agreement dated February 24, 2006, between Ranor and Techprecision LLC
     99.8 Lease, dated February 24, 2006 between WM Realty Management, LLC and Ranor
     99.9   2006 Long-term incentive plan
    99.10   Pro forma financial information*

*     To be filed by amendment.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        LOUNBERRY HOLDINGS II, INC.
                                                (Registrant)

Date: March 2, 2006                     /s/ James G. Reindl
                                        ----------------------------------------
                                        James G. Reindl, Chairman

                                   RANOR, INC.

                             MARCH 31, 2005 AND 2004
                                    (AUDITED)
                                       AND
                            FOR THE NINE MONTHS ENDED
                           DECEMBER 31, 2005 AND 2004
                                   (UNAUDITED)

                          INDEX TO FINANCIAL STATEMENTS

                                                                          PAGES

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                         F-2

FINANCIAL STATEMENTS

     BALANCE SHEETS                                                        F-3

     STATEMENTS OF OPERATIONS                                              F-4

     STATEMENTS OF STOCKHOLDERS' DEFICIT                                   F-5

     STATEMENTS OF CASH FLOWS                                              F-6

NOTES TO FINANCIAL STATEMENTS                                       F-7 - F-15

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
and Stockholders of
Ranor, Inc.

We have audited the accompanying balance sheets of Ranor, Inc. as of March 31, 2005 and 2004, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ranor, Inc. as of March 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


Bloom & Co., LLP
Hempstead, NY
February 14, 2006

                                   RANOR, INC.
                                 BALANCE SHEETS


                                     ASSETS

                                                                         DECEMBER 31,             MARCH 31,
                                                                             2005           2005              2004
                                                                             ----           ----              ----
                                                                         (UNAUDITED)      (AUDITED)         (AUDITED)
CURRENT ASSETS
       Cash and cash equivalents                                          $  777,950     $ 1,226,030      $ 2,198,205
       Accounts receivable, less allowance for doubtful
          accounts of $25,000 on December 31,  2005
          and March 31, 2005 and 2004                                      3,216,172       1,810,664        2,044,367
       Other receivables                                                      23,903          29,561           51,847
       Costs incurred on uncompleted contracts,
          net of progress billings                                         2,192,434       1,991,643        1,110,666
       Inventories- raw materials                                            121,694          86,703           66,657
       Prepaid expenses                                                      142,449         116,910          106,067
                                                                           ---------       ---------        ---------

                          Total current assets                             6,474,602       5,261,511        5,577,809
                                                                           ---------       ---------        ---------


Property, Plant And Equipment, net                                         2,639,979       2,870,347        3,212,165
                                                                           ---------       ---------        ---------

Total Assets                                                            $  9,114,581    $  8,131,858     $  8,789,974
                                                                          ==========      ==========       ==========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
      Accounts payable                                                   $ 1,675,575      $  928,170       $  756,657
      Accrued expenses                                                     1,477,471         890,163          570,300
      Current maturity of long-term debt                                       5,506           5,506            5,243
                                                                           ---------        --------        ---------

                    Total current liabilities                              3,158,552       1,823,839        1,332,200
                                                                           ---------       ---------        ---------

LONG-TERM DEBT, LESS CURRENT MATURITY                                     10,015,302      10,019,422       10,025,377
                                                                          ----------      ----------       ----------

STOCKHOLDERS' DEFICIT
      Common stock - authorized 1,998,000 shares of
          $0.001 par value;  350,000 shares issued and outstanding               350             350              350
       Accumulated deficit                                             (  4,059,623)   (  3,711,753)    (  2,567,953)
                                                                       -------------   -------------    -------------

       Total Stockholders' Deficit                                     (  4,059,273)   (  3,711,403)    (  2,567,603)
                                                                       -------------   -------------    -------------

                                                                      $    9,114,581  $    8,131,858    $   8,789,974
                                                                       =============   =============     ============


    The accompanying notes are an integral part of the financial statements.

                                   RANOR, INC.
                            STATEMENTS OF OPERATIONS


                                                           NINE MONTHS ENDED                       YEARS ENDED
                                                              DECEMBER 31,                           MARCH 31,

                                                            2005             2004               2005            2004
                                                            ----             ----               ----            ----
                                                        (UNAUDITED)       (UNAUDITED)         (AUDITED)       (AUDITED)

Net Sales                                               $ 13,713,739      $ 10,538,268       $ 14,269,982   $ 10,932,917

Cost Of Sales                                             11,494,666         9,642,262         12,631,640     10,148,270
                                                         -----------       -----------        -----------    -----------

Gross Profit                                               2,219,074           896,006          1,638,342        784,647

Operating Expenses                                         1,731,702         1,220,311          1,664,848      1,691,748
                                                         -----------       -----------        -----------    -----------

Income/(loss) From Operations                                487,372       (  324,305)        (   26,506)    (  907,101)
                                                         -----------       -----------        -----------    -----------

Other (Income) Expenses
      Interest expense                                       840,849           841,065          1,121,487      1,121,203
      Other income                                       (    8,707)       (    5,375)        (    8,285)    (   37,198)
                                                         -----------       -----------        -----------    -----------
                                                             832,142       (  835,691)          1,113,202      1,084,005
                                                         -----------       -----------        -----------    -----------

Income/(loss) Before Income Taxes And                    (  344,770)       (1,159,996)        (1,139,708)    (1,991,106)
                                                         -----------       -----------        -----------    -----------
Cumulative Effect    of a change in
accounting principle

Provision For Income Taxes                                     3,100             3,682              4,092          8,056
                                                         -----------       -----------        -----------    -----------

Income/(loss) Before Cumulative Effect Of
Change In
   Accounting Principle                                  (  347,870)       (1,163,678)        (1,143,800)    (1,999,162)
                                                         -----------       -----------        -----------    -----------

Cumulative Effect Of Change In Accounting
  Principle, Net Of Income Taxes Of $0                            --                --                 --    (   56,142)
                                                         -----------       -----------        -----------    -----------

Net Income/(loss)                                      $(   347,870)      $(1,163,678)       $(1,143,800)   $(2,055,304)
                                                        ============       ===========        ===========    ===========

Number of shares outstanding                               1,998,000         1,998,000          1,998,000      1,998,000
                                                         -----------       -----------        -----------    -----------

Net loss per share before cumulative effect                    $ .17             $ .58              $ .57          $1.00
                                                         -----------       -----------        -----------    -----------
of change in accounting principle

Net loss per share after cumulative effect                       N/A               N/A                N/A          $1.03
                                                         -----------       -----------        -----------    -----------
of change in accounting principle



    The accompanying notes are an integral part of the financial statements.

                                   RANOR, INC.
                       STATEMENTS OF STOCKHOLDERS' DEFICIT
                       YEARS ENDED MARCH 31, 2005 AND 2004
                 AND FOR THE NINE MONTHS ENDED DECEMBER 31, 2005


                                                Preferred Stock (a)            Common Stock              Accumulated
                                Warrants        -------------------            ------------              -----------
                               Outstanding      Shares      Amount         Shares         Amount     Deficit         Total
                               -----------      ------      ------         ------         ------     -------         -----
AUDITED:
--------
Balance, April 1, 2003           650,000         2,000    $2,000,000       350,000          $350     $(512,649)    $1,487,701

  Net loss for the year                             --            --            --            --    (2,055,304)    (2,055,304)
                                             ---------    ----------     ---------     ---------    -----------    -----------

Balance, March 31, 2004          650,000         2,000     2,000,000       350,000           350    (2,567,953)      (567,603)
                               ---------     ---------    ----------     ---------     ---------    -----------    -----------

   Net loss for the year                            --            --            --            --    (1,143,800)    (1,143,800)
                                             ---------    ----------     ---------     ---------    -----------    -----------

Balance, March 31, 2005          650,000         2,000    $2,000,000       350,000          $350   $(3,711,753)   $(1,711,403)
                               ---------     ---------    ----------     ---------     ---------    -----------    -----------

UNAUDITED:
   Net loss for the period                          --            --            --            --      (347,870)      (347,870)
                                             ---------    ----------     ---------     ---------    -----------    -----------

Balance, December 31, 2005       650,000         2,000    $2,000,000       350,000          $350   $(4,059,623)   $(2,059,273)
                               =========     =========    ==========     =========     =========    ===========    ===========

(a) Due to the preferred stock agreement which has the features of a long term liability, it is being shown as long term debt.

    The accompanying notes are an integral part of the financial statements.

                                   RANOR, INC.
                            STATEMENTS OF CASH FLOWS


                                                                       NINE MONTHS ENDED                YEARS ENDED
                                                                         DECEMBER 31,                    MARCH 31,

                                                                      2005           2004           2005            2004
                                                                   (UNAUDITED)    (UNAUDITED)     (AUDITED)      (AUDITED)
                                                                   -----------    -----------     ---------      ---------

DECREASE IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss for the period                                      $  (  347,870)  $(1,163,678)   $ (1,143,800)  $ (2,055,304)
                                                                    ------------ -------------    ------------   ------------
     Noncash items included in net loss:
          Depreciation and amortization                                  310,097       306,927         407,706        393,524
          Provision for bad debts                                             --            --              --         25,000
     Changes in assets and liabilities:
          Accounts receivable                                       ( 1,399,850)  ( 1,087,466)         255,989    (  536,329)
          Inventory                                                 (   609,610)  (   846,128)    (    20,046)    (   24,945)
          Costs and estimated earnings in excess of billings on
               Uncompleted contracts                                     373,828     1,059,088    (   880,977)        199,878
          Costs on uncompleted contracts, net of contract
          billings                                                            --            --              --    (  357,122)
          Prepaid expenses                                          (    25,539)      (18,205)    (    10,843)            659
          Accounts payable and accrued expenses                        1,334,979       344,299         491,376        505,722
                                                                    ------------ -------------    ------------   ------------
                                                                    (    16,095)  (   241,485)         243,205        206,387
                                                                    ------------ -------------    ------------   ------------
                 Net cash used in operating activities              (   363,965)  ( 1,405,163)    (   900,595)    (1,848,917)
                                                                    ------------ -------------    ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchases of property, plant and equipment                     (    79,731) (     65,888)    (    65,888)   (   143,338)
                                                                    ------------ -------------    ------------   ------------
                 Net cash used in investing activities              (    79,731) (     65,888)    (    65,888)   (   143,338)
                                                                    ------------ -------------    ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from long-term borrowings                                       --            --              --         30,620
     Principal payments on long-term borrowings                     (     4,384) (      3,904)    (     5,692)             --
                                                                    ------------ -------------    ------------   ------------
                 Net cash provided by (used in) financing
                 activities                                         (     4,384) (      3,904)    (     5,692)         30,620
                                                                    ------------ -------------    ------------   ------------


                 Net decrease in cash and cash equivalents        $ (   448,080)  $(1,474,955)   $(   972,175)   $(1,961,635)
                                                                    ------------ -------------    ------------   ------------

CASH AND CASH EQUIVALENTS, beginning of period                         1,226,030     2,198,206       2,198,205      4,159,840
                                                                    ------------ -------------    ------------   ------------

CASH AND CASH EQUIVALENTS, end of period                            $    777,950  $    723,251    $  1,226,030    $ 2,198,205
                                                                    ============ =============    ============   ============



Supplemental Disclosures of Cash Flows Information
--------------------------------------------------
           Cash paid during the year for:
                  Interest expense                                  $         --   $   841,065     $   934,821    $ 1,121,203
                                                                    ============ =============    ============   ============
                  Income taxes                                      $      3,100   $      ,100     $     1,181    $     8,056
                                                                    ============ =============    ============   ============


    The accompanying notes are an integral part of the financial statements.

                                   RANOR, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

FAIR VALUES OF FINANCIAL INSTRUMENTS

Cash and cash equivalents. Holdings of highly liquid investments with maturities of three months or less, when purchased, are considered to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair values. The amount of federally insured cash deposits was $100,000 as of March 31, 2005 and March 31, 2004.

Since the redeemable preferred stock does not pay any dividends and the redemption value is due in 2012, the discounted fair value of the redeemable preferred stock, at company's cost of capital, is less than the face amount of $2,000,000.

The carrying amount of trade accounts receivable, accounts payable, prepaid and accrued expenses, and notes payable, as presented in the balance sheet, approximates fair value.

ACCOUNTS RECEIVABLE

Trade accounts receivable are stated at the amount Ranor expects to collect. Ranor maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectability of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. If the financial condition of Ranor's customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. Based on management's assessment, Ranor provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after Ranor has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. Current earnings are also charged with an allowance for sales returns based on historical experience.

INVENTORIES

Inventories consist of raw materials and are stated at the lower of cost or market. Cost is determined principally by the first-in, first-out method.

NOTES PAYABLE

We account for all note liabilities that are due and payable in one year as short-term notes.

                                   RANOR, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1. SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

LONG-LIVED ASSETS

Property, plant and equipment- these assets are recorded at cost less depreciation and amortization. Depreciation and amortization are accounted for on the straight-line method based on estimated useful lives. The amortization of leasehold improvements is based on the shorter of the lease term or the life of the improvement. Betterments and large renewals, which extend the life of the asset, are capitalized whereas maintenance and repairs and small renewals are expenses, as incurred. The estimated useful lives are: machinery and equipment, 7-15 years; buildings, 30 years; and leasehold improvements, 10-20 years.

REVENUE RECOGNITION

Revenues from contracts were recorded on the percentage-of-completion method. Effective April 1, 2003, Ranor adopted the units-of-delivery method under the percentage-of-completion method of revenue recognition. Accordingly, income is recognized at the time at which a unit under contract is completed and delivered to the customer. The costs related to the unit are recorded as costs of goods sold in an amount that approximates a proportionate amount for each unit of the total expected costs in completing the entire contract. As described in Note 3, prior to 2004, Ranor followed the labor-to-labor method under the percentage-of-completion method of accounting for such contracts.

Adjustments to cost estimates are made periodically, and losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined and are reflected as reductions of the carrying value of the costs incurred on uncompleted contracts.


COSTS INCURRED ON UNCOMPLETED CONTRACTS

Costs incurred on uncompleted contracts consist of labor, overhead, and materials costs incurred on uncompleted contracts. Costs are stated at the lower of cost or market and reflect accrued losses, if required, on uncompleted contracts.

ADVERTISING EXPENSES

Advertising costs are charged to operations when incurred. Advertising expenses were $14,060 in 2005 and $30,686 in 2004.

INCOME TAXES

Temporary differences giving rise to deferred income taxes consist primarily of the reporting of contract revenues and expenses and losses on uncompleted contracts, the excess of depreciation for tax purposes over the amount for financial reporting purposes, inventory valuation, accrued expenses accounted for differently for financial reporting and tax purposes, and net operating loss carryforwards.

                                   RANOR, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1. SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

NEW ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), which replaces SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees. "SFAS 123R requires that all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values, beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123, no longer will be an alternative to financial statement recognition. We are required to adopt SFAS 123R in the third quarter of 2005. Under SFAS 123R, we must determine the appropriate fair value model to be used in valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. Upon adoption, we may choose from two transition methods: the modified-prospective transition approach or the modified-retroactive transition approach. Under the modified-prospective transition approach we would be required to recognize compensation cost for awards that were granted prior to, but not vested as of the date of adoption. Prior periods remain unchanged and pro forma disclosures previously required by SFAS No. 123 continue to be required. Under the modified-retrospective transition method, we would be required to restate prior periods by recognizing compensation cost in the amounts previously reported in the pro forma disclosure under SFAS No. 123. Under this method, we would be permitted to apply this presentation to all periods presented or to the start of the fiscal year in which SFAS No. 123R is adopted. We would also be required to follow the same guidelines as in the modified-prospective transition method for awards granted subsequent to adoption and those that were granted and not yet vested.

NEW ACCOUNTING PRONOUNCEMENTS

We are currently evaluating the requirements of SFAS 123R and its impact on our consolidated results of operations and earnings per share. We have not yet determined the method of adoption or the effect of adopting SFAS 123R, and it has not been determined whether the adoption will result in amounts similar to the current pro forma disclosures under SFAS 123.

In December 2004, the FASB issued Staff Position ("FSP") No.109-2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004" ("FSP 109-2"). This position provides guidance under FASB Statement No.109 ("SFAS 109"), "Accounting for Income Taxes", with respect to recording the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the "Jobs Act") on enterprises' income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004. FSP 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS 109.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets
- An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions" ("SFAS 153"). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for fiscal periods beginning after June 15, 2005. We have considered SFAS 153 and have determined that this pronouncement is not applicable to our current operations.

                                   RANOR, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1. SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

NEW ACCOUNTING PRONOUNCEMENTS, CONTINUED

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - An Amendment of ARB Opinion No. 43, Chapter 4" ("SFAS 151"). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current period charges regardless of whether they meet the criterion of "so abnormal" as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005. We have considered SFAS 151 and have determined that this pronouncement will not materially impact our consolidated results of operations.

In November 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - An amendment of SFAS No. 66 and 67". This statement amends SFAS No. 66, "Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions which is provided in AICPA Statement of Position ("SOP") 04-2, "Accounting for Real Estate Time-Sharing Transactions." This statement also amends SFAS No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects," to state the guidance for (a) incidental costs and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those costs is subject to guidance in SOP 04-2. SFAS 152 is effective for fiscal years beginning after June 15, 2005. We have considered SFAS 152 and have determined that this pronouncement is not applicable to our current operations.

In December 2003, the FASB issued a revision to Statement No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. This revision requires additional disclosures by Ranor regarding its plan assets, investment strategies, plan obligations and cash flows. We have considered revised statement 132 and have determined that at this time this pronouncement is not applicable to our current operations.

NOTE 2. DESCRIPTION OF BUSINESS

Ranor, Inc., ("Ranor") is a leading provider of high precision metal fabrication and machining services for large metal components weighing up to 100 tons. Ranor fabricates nuclear grade steel casks, canisters and housings for the transportation and storage of radioactive materials; produces large fabrications for Navy aircraft carriers, submarines and commercial vessels; and manufactures pulp and paper machinery, gas turbine power generation equipment, oil refinery and utilities equipment. Ranor is one of two companies currently capable of machining one-piece aluminum domes for Boeing's Delta III and Delta IV rocket programs.

                                   RANOR, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 3. PROPERTY, PLANT AND EQUIPMENT

As of March 31, 2005 and 2004 property, plant and equipment consisted of the following:

                                                      2005               2004
                                                      ----               ----
       Land                                         $ 110,113          $ 110,113
       Building and improvements                    1,223,054          1,223,054
       Furniture and fixtures                          43,737             38,471
       Machinery and equipment                      2,549,045          2,488,422
                                                  -----------         ----------
                                                    3,925,949          3,860,060
                                                  -----------         ----------

       Less: accumulated depreciation               1,055,602            647,895
                                                  -----------         ----------
                                                  $ 2,870,347         $3,212,165
                                                  -----------         ----------

Depreciation expense for the years ended March 31, 2005 and 2004 were $407,707 and $393,524, respectively.

NOTE 4. CHANGE IN ACCOUNTING PRINCIPLE/CONTRACTS IN PROCESS

During 2004, Ranor changed its method of recognizing revenues for contracts that have an estimated contract value of $500,000 and contract life of at least nine months. Whereas prior to 2004, Ranor followed the labor-to-labor method for determining the percentage-of-completion method of accounting for such contracts in which income is recognized in the ratio that labor costs incurred bears to estimated total labor costs, it is now recognizing the percentage-of-completion based upon the units-of-delivery method (see Note 1). The cumulative effect of the change of $56,142 is shown as a one-time charge to operations in the 2004 statement of operations.

  Contracts in process consisted of the following at March 31:

                                                       2005             2004
                                                  ------------     -------------
    Costs incurred on uncompleted contracts        $5,561,541      $   5,610,949
    Estimated losses accrued to date                 (892,376)       (1,064,104)
                                                  ------------     -------------
                                                    4,669,165         4,546,845
    Less: billings to date                          2,677,522         3,436,179
                                                  ------------     -------------

                                                   $1,991,643      $  1,110,666
                                                  ============     =============


These amounts are included in the accompanying balance sheets under the caption "Costs and estimated earnings in excess of billings on uncompleted contracts" at March 31, 2005 and 2004.

                                   RANOR, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 5. LONG-TERM DEBT

     Long-term debt consists of the following at March 31:
                                                                                            2005              2004
                                                                                        -----------       -----------
        Preferred Stock - authorized 2,000 shares of $.001 par value:
           2,000 shares issued and outstanding and redeemable on August 7,
           2012.
        (See Note 10)                                                                     $2,000,000       $2,000,000

        Green Mountain Partners III, L.P. -
          Unsecured note payable in semi-annual interest installments at
          14.0%, due in February and August. Principal payments of
          $800,000 due annually commencing on August 7, 2006 through
          August 2011, and $1,600,000 on August 7, 2012. Prepayments of
          principal are allowable or required under certain conditions, as defined. The note is subject to covenants, which provide, among other things, restrictions on the incurrence of additional debt
          or commitments.                                                                  6,400,000        6,400,000

        Phoenix Life Insurance Company -
          Unsecured note payable in semi-annual interest installments at
          14.0%, due in February and August. Principal payments of
          $200,000 due annually commencing on August 7, 2006 through
          August 2011, and $400,000 on August 7, 2012. Prepayments of
          principal are allowable or required under certain conditions, as defined. The note is subject to covenants, which provide, among other things, restrictions on the incurrence of additional debt
          or commitments.                                                                  1,600,000        1,600,000

        Ford Motor Credit Company-
          Payable in monthly installments of $552 including interest of
          4.90% commencing July 20, 2003 through June 20, 2009.
          Secured by a vehicle.                                                               24,928           30,620
                                                                                      --------------   --------------
                                                                                          10,024,928       10,030,620
        Principal payments due within one year                                                 5,506            5,243
                                                                                     ---------------  ---------------

                                                                                         $10,019,422      $10,025,377
                                                                                     ===============  ===============


     As of March 31, 2005, long-term debt matures as follows:

              Years ending
                March 31,                                      Amount
                ---------                                    ---------
                  2006                                     $       5,506
                  2007                                         1,005,782
                  2008                                         1,006,071
                  2009                                         1,006,375
                  2010                                         1,001,194
               Thereafter                                      6,000,000
                                                               ---------
                                                             $10,024,928
                                                             ===========

                                   RANOR, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 6. INCOME TAXES


The provision for income taxes consists of the following at March 31:                 2005           2004
                                                                                      ----           ----
Current                                                                                 $ 4,092       $ 8,056
Deferred                                                                                     --            --
                                                                                    -----------    ----------
                                                                                      $   4,092      $  8,056
                                                                                    ===========    ==========

Deferred tax assets and liabilities consist of the following at March 31:
    Deferred tax asset:
        Allowance for doubtful accounts                                                $  9,800       $ 9,800
        Inventory valuation                                                              26,900        10,700
        Revenue recognition on uncompleted contracts                                    113,900       457,800
        Net operating loss carryforward                                               1,353,200       564,700
        Accrued expenses                                                                127,600       106,000
                                                                                    -----------    ----------
                                                                                      1,631,400     1,149,000
        Less: Valuation Allowance                                                   (1,440,000)   (  995,700)
                                                                                    ===========    ==========
                                                                                   $    191,400   $   153,300
                                                                                    ===========    ==========

     Deferred tax liabilities:
          Depreciation of property and equipment                                   $    191,400   $   153,300
                                                                                    ===========    ==========


The valuation allowance increased by $444,300 in 2005 and $798,100 in 2004.

At March 31, 2005, Ranor has approximately $3,470,000 of net operating losses available to reduce future taxable income through 2025 for federal purposes and 2010 for state purposes. Under Internal Revenue Code Section 382, whenever a stock ownership change of more than 50% occurs, within generally a three-year period (testing period), the corporation's ability to use pre-change loss carry forward is substantially limited.

Ranor's effective income tax rate is 39%, which is higher than what would be expected if the federal statutory rate was applied to losses primarily because of the valuation allowance applied to the net operating loss carryforward.


NOTE 7. RELATED PARTY TRANSACTIONS

Ranor has agreements to pay management fees totaling $200,000 per year to four stockholders under agreements that expire August 2005 and are renewable annually thereafter. Effective June 2003, two of these stockholders have accepted a salary from Ranor in lieu of the management fee, but have retained their rights under their agreements. Total management fees charged to operations under this agreement were $49,000 in 2005 and $75,000 in 2004. As of March 31, 2005 and 2004, Ranor has included in accounts payable unpaid management fees of $132,291 and $83,333, respectively. The total future commitments under these agreements were $8,333 as of March 31, 2005.

Ranor has long-term debt payable to Green Mountain Partners III, L.P. and Phoenix Life Insurance Company (see Note 4), which holds the outstanding preferred stock and common stock warrants (see Note 9). Interest expense charged to operations under the related party debt was $1,120,000 in 2005 and 2004.

                                   RANOR, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 8. OPERATING LEASE

Ranor leases office equipment under operating lease agreements expiring through November 2008. Total rent expense charged to operations approximated $16,700 in 2005 and $19,900 in 2004.

Future minimum lease payments under noncancellable portions of the leases as of March 31, 2005, are as follows:

              Years ending
               March 31,                                        Amount
               ---------                                        ------
                 2006                                          $  16,678
                 2007                                             16,678
                 2008                                             15,288
                                                               ---------
         Total minimum lease payments                          $  48,644
                                                               =========


NOTE 9. PROFIT SHARING PLAN

Ranor has a 401(k) profit sharing plan that covers substantially all employees who have completed 90 days of service. Ranor retains the option to match employee contributions. There were no employer-matched contributions charged to operations in 2005 and 2004.

NOTE 10. CAPITAL STOCK

PREFERRED STOCK

The 2,000 shares of preferred stock outstanding are classified as Series A and carry a mandatory redemption provision under which Ranor is required to redeem all the outstanding shares on August 7, 2012 at $1,000 per share. Ranor has the option to redeem any or all the shares prior to that date. The preferred stock carries no voting or dividend rights. The preferred stock carries a preference of $1,000 per share in the event of liquidation.

The stockholder agreements contain a provision whereby, effective August 2009, any preferred stockholder can, upon written notice, require Ranor to repurchase their shares at a price as defined in the agreement.


STOCK WARRANTS

At March 31, 2005 and 2004, the preferred stockholders and debt holders (see
Note 6) had warrants to acquire 650,000 shares of common stock at a price of $.001 per share. The warrants are immediately exercisable and expire on August 7, 2012. The warrants carry repurchase provisions as defined. Six hundred fifty thousand shares of common stock have been reserved for the issuance of these warrants.


The stockholder agreements contain a provision whereby, effective August 2009, any holders of stock warrants can, upon written notice, require Ranor to repurchase the warrants or any shares issued under the warrant agreement at a price as defined in the agreement. At March 31, 2005 and 2004, the warrants had no determinable value.

COMMON STOCK

The sale or transfer of the common stock of Ranor is subject to the terms of the stockholder agreement among Ranor and its stockholders and warrant holders.

                                   RANOR, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 11. CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

Ranor maintains bank account balances, which, at times, may exceed insured limits. Ranor has not experienced any losses with these accounts. Management believes Ranor is not exposed to any significant credit risk on cash.

In 2005, Ranor sold a substantial portion of its products to two customers. Sales for the period ended March 31, 2005, to these customers were approximately $2,680,000 (19%), and $1,572,000 (11%). At March 31, 2005, amounts due from these customers, included in trade accounts receivable, were $519,667 and $38,777, respectively.

In 2004, Ranor sold a substantial portion of its products to two customers. Sales for the period ended March 31, 2004 to these customers were approximately $2,311,000 (19%), and $1,818,000 (15%). At March 31, 2004, amounts due from these customers, included in trade accounts receivable, were $286,696 and $248,604, respectively.

NOTE 12. ADOPTION OF ACCOUNTING PRINCIPLE

The FASB has issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. Statement No. 150 requires that certain freestanding financial instruments be reported as liabilities in the balance sheet. Depending on the type of financial instrument, it will be accounted for at either fair value or the present value of future cash flows determined at each balance sheet date with the change in that value reported as interest expense in the income statement. Prior to the application of Statement No. 150, either those financial instruments were not required to be recognized, or if recognized were reported in the balance sheet as equity and changes in the value of those instruments were normally not recognized in net earnings.

As explained in Note 9, Ranor has mandatory redeemable preferred stock that is reported as a liability under Statement No. 150. The carrying value of that stock was transferred from stockholders' deficiency to liabilities, which had the effect of increasing stockholders' deficiency and increasing liabilities.

NOTE 13. SUBSEQUENT EVENT

On August 17, 2005 an agreement was signed whereby the present shareholders, note holders and preferred stock holders agreed to sell their shares, redeem their notes and retire their preferred stock. The purchaser of these shares is Ranor Acquisition LLC, a Delaware Limited Liability Company. The purchase price of the Common Securities is $9,250,000 minus the aggregate amount of the Company Debt outstanding on the closing date, minus: (1) the adjusted redemption value of the preferred shares; (2) the sellers' expenses; (3) the net cash amount on the closing date as determined in accordance with the agreement (or plus, if the net cash amount is a negative number); (4) and any accounts payable adjustment amount (such aggregate value being referred to herein as the "closing date purchase price"). The closing date purchase price shall be subject to further adjustment after the closing pursuant to a review by the sellers' accountants.

The incoming shareholders will pay off the $8 million notes payable, redeem the $2 million preferred stock, pay the outstanding balance of the accounts payable, and recompense the purchase price of common shares of Ranor from the following funds:

1. Sale-leaseback of Ranor's land and building for $3 million.
2. Bank term Loan of $4 million and $1 million bank line of credit.
3. Capital contribution of $2.5 million.
4. Ranor's cash account.